EXHIBIT 10.4

HYDROGEN POWER, INC.
1942 Westlake Avenue, Suite 1010
Seattle, WA 98101

December 29, 2006

Henry Fong
309 Clematis Street, Suite 803
West Palm Beach, FL 33401

Re:	Settlement of Obligations and Release by and between Hydrogen Power, Inc. (“HPI”) and Henry Fong, Gulfstream Financial Partners, LLC (“Gulfstream”), and Beacon Investments, Inc. (“Beacon”)

Dear Henry:

This letter reflects the understanding between you, Gulfsteam and Beacon, on one hand, and HPI, on the other hand, regarding the payment by HPI of its outstanding obligations to such parties. As of December 29, 2006, HPI acknowledges that it has debt obligations to you and Gulfstream and Beacon, two wholly owned affiliates of yours, in the aggregate amount of $653,500 in principal and interest (the “Obligations”). In full satisfaction of the Obligations, HPI has agreed to, on the date of your execution and delivery of this letter to HPI:

1.  Issue and deliver to you 100,000 fully paid and non-assessable shares of HPI’s common stock (the “Shares”). HPI further agrees that it will register the resale of the Shares on the next registration statement (other than any registration on Form S-4, S-8 or any other similarly inappropriate form) that it files with the Securities and Exchange Commission; and

2.  Transfer to you, via wire transfer, $200,000.

By execution of this letter below, upon receipt by you of the above-referenced payments and stock, you, Gulfstream and Beacon hereby:

(i) agree that such payments and stock shall constitute payment in full of the Obligations as of the date of execution and delivery of the letter;

(ii) represent and warrant to HPI that there are no other liabilities on account of any indebtedness owed by HPI or its subsidiaries to you, Gulfstream and Beacon; and

(iii) release HPI and its directors and officers from any and all claims, demands, actions, causes of action, suits, debts, damages, judgments, obligations, liabilities, costs, expenses, attorneys’ fees, and executions, whatsoever, whether known or unknown, asserted or unasserted, actual or potential, individual or joint, direct or indirect, fixed or contingent, in law or equity, of every kind and nature whatsoever, which you, Gulfstream or Beacon ever had, now has, or hereafter can, shall, or may have, or claim to have, against HPI or its officers and directors with respect to the Obligations.

Please acknowledge your agreement to the terms of this letter by signing below and returning a copy to HPI via facsimile at (206) 728-2423, with the original sent to: Hydrogen Power, Inc., 1942 Westlake Avenue, Suite 1010, Seattle, WA 98101, Attn: James Matkin.

Please contact me at (206) 448-5073 if you have any questions or comments relating to the terms of this letter.

Hydrogen Power, Inc.

By /s/ Russell Casement
Director

Acknowledged and Agreed to:

/s/ Henry Fong       Date 12/29/2006

Gulfstream Financial Partners, LLC

By /s/ Henry Fong      Date 12/29/2006
Its President

Beacon Investments, LLC

By /s/ Henry Fong      Date 12/29/2006
Its President